Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

Sanara MedTech Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, par value $0.001 per share(4)	Other	104,007	$12.02	$1,250,164.14	$92.70 per $1,000,000	$115.89
Equity	Common Stock, par value $0.001 per share(4)	Other	40,184	$7.32	$294,146.88	$92.70 per $1,000,000	$27.27
Equity	Common Stock, par value $0.001 per share(5)	Other	11,500	$6.00	$69,000.00	$92.70 per $1,000,000	$6.39
Total Offering Amounts					$1,613,311.02		$149.55
Total Fee Offsets							$0.00
Net Fee Due							$149.55

(1)	The Registration Statement on Form S-8 (the “Registration Statement”) to which this exhibit relates registers (i) 11,500 shares of common stock, par value $0.001 per share (“Common Stock”), of Sanara MedTech Inc. (the “Company”) issuable pursuant to the exercise of stock options issued under the Sanara MedTech Inc. Restated 2014 Omnibus Long Term Incentive Plan (the “2014 LTIP”) and (ii) 144,191 shares of Common Stock issuable upon exercise of stock options outstanding under the Precision Healing Inc. 2020 Stock Option and Grant Plan (the “Precision Healing Plan”) and assumed by the Company on April 4, 2022 pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, United Wound and Skin Solutions, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, Precision Healing Inc., a Delaware corporation, PH Merger Sub I, Inc., a Delaware corporation, PH Merger Sub II, LLC, a Delaware limited liability company, and Furneaux Capital Holdco, LLC (d/b/a BlueIO), solely in its capacity as the representative of the securityholders of Precision Healing.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered under the Registration Statement also includes an indeterminable number of shares of Common Stock as may be issued in connection with stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act.

(4)	Represents shares of Common Stock issuable upon exercise of stock options outstanding under the Precision Healing Plan and assumed by the Company pursuant to the Merger Agreement.

(5)	Represents shares of Common Stock issuable pursuant to the exercise of stock options issued under the 2014 LTIP.